Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2017 Third Quarter Results

MONROVIA, Calif., March 7, 2017 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January  28, 2017.

“Strong third quarter order flow produced our third highest funded backlog of $128 million, significantly increasing our full year visibility,” said Wahid Nawabi, AeroVironment chief executive officer. “Our third quarter financial results exceeded our expectations, with $53.2 million in revenue, favorable revenue mix and lower spending. Continued strength in the international small unmanned aircraft systems market, combined with progress in our Tactical Missile Systems business, position AeroVironment to achieve our near-term business objectives while creating long-term shareholder value.”

FISCAL 2017 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2017 was $53.2 million, a decrease from third quarter fiscal 2016 revenue of $67.6 million. The decrease in revenue resulted from a decrease in sales in our Unmanned Aircraft Systems (UAS) segment of $19.2 million, partially offset by an increase in sales in our Efficient Energy Systems (EES) segment of $4.8 million.

Gross margin for the third quarter of fiscal 2017 was $19.4 million, a decrease from third quarter fiscal 2016 gross margin of $26.6 million. The decrease in gross margin was primarily due to a decrease in product margin of $8.3 million, partially offset by an increase in service margin of $1.0 million. As a percentage of revenue, gross margin decreased from 39% to 36%. The decrease in gross margin percentage was primarily due to an increase in sustaining engineering activities in support of our existing products.

Loss from operations for the third quarter of fiscal 2017 was $1.4 million compared to third quarter fiscal 2016 income from operations of $5.1 million. The decrease in the year over year income from operations was a result of a decrease in gross margin of $7.3 million, partially offset by a decrease in selling, general and administrative (SGA) expense of $0.5 million and a decrease in research and development (R&D) expense of $0.3 million.

Other income, net, for the third quarter of fiscal 2017 was $0.3 million compared to other expense, net of $34,000 for the third quarter of fiscal 2016.

Provision for income taxes for the third quarter of fiscal 2017 was $1.1 million compared to a benefit for income taxes of $1.1 million for the third quarter of fiscal 2016. The increase in provision for income taxes was primarily due to a decrease in our estimated fiscal 2017 effective income tax rate and a decrease in tax credits as a result of federal legislation permanently reinstating the federal research and development tax credit retroactive to January 2015 during the three months ended January 30, 2016.

Net loss for the third quarter of fiscal 2017 was $2.2 million compared to net income for the third quarter of fiscal 2016 of $6.2 million.

Loss per share for the third quarter of fiscal 2017 was $0.09 compared to earnings per share for the third quarter of fiscal 2016 of $0.27.

FISCAL 2017 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2017 was $139.5 million, a decrease from the first nine months’ fiscal 2016 revenue of $179.3 million. The decrease in revenue resulted from a decrease in sales in our UAS segment of $44.6 million, partially offset by an increase in sales in our EES segment of $4.8 million.

Gross margin for the first nine months of fiscal 2017 was $43.5 million, a decrease of 41% from the first nine months’ fiscal 2016 gross margin of $74.2 million. The decrease in gross margin was due to a decrease in product margin of $32.2 million, partially offset by an increase in service margin of $1.5 million. As a percentage of revenue, gross margin decreased to 31% from 41%. The decrease in gross margin percentage was primarily due to the reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits recorded in the first nine months of fiscal 2016, an increase in sustaining engineering activities in support of our existing products and an increase in warranty related costs of $2.0 million related to certain small UAS delivered in prior periods.

Loss from operations for the first nine months of fiscal 2017 was $21.5 million compared to income from operations for the first nine months of fiscal 2016 of $2.9 million. The increase in loss from operations was a result of a decrease in gross margin of $30.7 million, partially offset by a decrease in SG&A expense of $3.5 million and a decrease in R&D expense of $2.9 million.

Other income, net, for the first nine months of fiscal 2017 was $0.7 million compared to other expense, net, for the first nine months of fiscal 2016 of $2.1 million. The decrease in expense was primarily due to the recording of an other-than-temporary impairment loss of $2.2 million on our CybAero equity securities during the first nine months of fiscal 2016. The CybAero equity securities were sold during the second quarter of fiscal 2016.

Benefit for income taxes for the first nine months of fiscal 2017 was $2.8 million compared to $2.8 million for the first nine months of fiscal 2016. The benefit for income taxes was a result of an increase in loss before income taxes and the reversal of a reserve for uncertain tax positions due to the settlement of prior fiscal year audits recorded in the first nine months of fiscal 2017, partially offset by a decrease in tax credits as a result of federal legislation permanently reinstating the federal research and development tax credit retroactive to January 2015 during the three months ended January 30, 2016.

Net loss for the first nine months of fiscal 2017 was $18.0 million compared to net income for the first nine months of fiscal 2016 of $3.6 million.

Loss per share for the first nine months of fiscal 2017 was $0.78 compared to earnings per share for the first nine months of fiscal 2016 of $0.16.  Earnings per share for the first nine months of fiscal 2016 decreased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities.

BACKLOG

As of January 28, 2017, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $128.2 million compared to $65.8 million as of April 30, 2016.

FISCAL 2017 — OUTLOOK FOR THE FULL YEAR

For fiscal 2017, the company now expects to generate revenue and diluted earnings per share at the low end of their respective ranges of between $260 million and $280 million in revenue and fully diluted earnings per share of $0.20 to $0.35.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 7, 2017, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 7, 2017, at approximately 4:30 p.m. Pacific Time through Tuesday, March 14, 2017, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 73194979. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Revenue:
Product sales	$36,746	$53,305	$81,833	$129,436
Contract services	16,417	14,255	57,664	49,905
	53,163	67,560	139,497	179,341
Cost of sales:
Product sales	23,641	31,910	58,060	73,477
Contract services	10,171	9,025	37,986	31,683
	33,812	40,935	96,046	105,160
Gross margin:
Product sales	13,105	21,395	23,773	55,959
Contract services	6,246	5,230	19,678	18,222
	19,351	26,625	43,451	74,181
Selling, general and administrative	12,788	13,313	39,838	43,302
Research and development	7,988	8,247	25,105	27,975
(Loss) income from operations	(1,425)	5,065	(21,492)	2,904
Other income (expense):
Interest income, net	390	181	1,162	673
Other expense, net	(46)	(215)	(476)	(2,796)
(Loss) income before income taxes	(1,081)	5,031	(20,806)	781
Provision (benefit) for income taxes	1,102	(1,133)	(2,809)	(2,821)
Net (loss) income	$(2,183)	$6,164	$(17,997)	$3,602
(Loss) earnings per share data:
Basic	$(0.09)	$0.27	$(0.78)	$0.16
Diluted	$(0.09)	$0.27	$(0.78)	$0.16
Weighted average shares outstanding:
Basic	23,082,974	22,890,484	23,029,546	22,941,354
Diluted	23,082,974	23,083,816	23,029,546	23,139,981

AeroVironment, Inc.

Reconciliation of (Loss) Earnings per Share (Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
(Loss) earnings per diluted share as adjusted	$(0.09)	$0.27	$(0.78)	$0.22
Other-than-temporary impairment loss and loss on sale of stock	—	—	—	(0.06)
(Loss) earnings per diluted share as reported	$(0.09)	$0.27	$(0.78)	$0.16

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 28,	April 30,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,278	$124,287
Short-term investments	121,095	103,404
Accounts receivable, net of allowance for doubtful accounts of $375 at January 28, 2017 and $262 at April 30, 2016	23,121	56,045
Unbilled receivables and retentions	14,820	18,899
Inventories, net	68,806	37,486
Income tax receivable	2,487	—
Prepaid expenses and other current assets	5,341	4,150
Total current assets	308,948	344,271
Long-term investments	43,749	33,859
Property and equipment, net	18,410	16,762
Deferred income taxes	15,779	15,016
Other assets	570	750
Total assets	$387,456	$410,658
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,792	$17,712
Wages and related accruals	10,967	13,973
Income taxes payable	—	943
Customer advances	5,456	2,544
Other current liabilities	7,753	11,173
Total current liabilities	37,968	46,345
Deferred rent	1,769	1,714
Capital lease obligations - net of current portion	218	449
Other non-current liabilities	193	184
Liability for uncertain tax positions	62	441
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at January 28, 2017 and April 30, 2016	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,456,561 shares at January 28, 2017 and 23,359,925 at April 30, 2016	2	2
Additional paid-in capital	157,960	154,274
Accumulated other comprehensive loss	(169)	(201)
Retained earnings	189,453	207,450
Total stockholders’ equity	347,246	361,525
Total liabilities and stockholders’ equity	$387,456	$410,658

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 28,	January 30,
	2017	2016
Operating activities
Net (loss) income	$(17,997)	$3,602
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,188	4,547
Loss from equity method investments	119	248
Impairment of available-for-sale securities	—	2,186
Provision for doubtful accounts	115	(252)
Losses on foreign currency transactions	272	63
Loss on sale of equity securities	—	219
Deferred income taxes	(698)	18
Stock-based compensation	2,736	3,170
Tax benefit from exercise of stock options	22	302
Loss (gain) on disposition of property and equipment	37	(32)
Amortization of held-to-maturity investments	1,827	3,086
Changes in operating assets and liabilities:
Accounts receivable	32,553	(5,052)
Unbilled receivables and retentions	4,079	6,916
Inventories	(31,320)	(7,020)
Income tax receivable	(2,487)	(3,952)
Prepaid expenses and other assets	(1,190)	455
Accounts payable	(3,170)	(9,457)
Other liabilities	(4,510)	(4,746)
Net cash used in operating activities	(14,424)	(5,699)
Investing activities
Acquisition of property and equipment	(7,586)	(4,259)
Equity method investment	—	(295)
Redemptions of held-to-maturity investments	93,208	67,402
Purchases of held-to-maturity investments	(122,978)	(75,740)
Proceeds from the sale of property and equipment	7	—
Sales and redemptions of available-for-sale investments	400	987
Net cash used in investing activities	(36,949)	(11,905)
Financing activities
Purchase and retirement of common stock	—	(3,756)
Principal payments of capital lease obligations	(291)	(341)
Tax withholding payment related to net settlement of equity awards	—	(29)
Exercise of stock options	655	1,026
Net cash provided by (used in) financing activities	364	(3,100)
Net decrease in cash and cash equivalents	(51,009)	(20,704)
Cash and cash equivalents at beginning of period	124,287	143,410
Cash and cash equivalents at end of period	$73,278	$122,706
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$1,786	$1,539
Non-cash activities
Unrealized change in fair value of long-term investments recorded in accumulated other comprehensive loss, net of deferred tax expense of $6 and $23, respectively	$32	$34
Reclassification from share-based liability compensation to equity	$307	$228
Acquisitions of property and equipment financed with capital lease obligations	$—	$694
Acquisitions of property and equipment included in accounts payable	$408	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Revenue:
UAS	$41,894	$61,086	$113,220	$157,842
EES	11,269	6,474	26,277	21,499
Total	53,163	67,560	139,497	179,341
Cost of sales:
UAS	25,530	36,488	76,549	91,268
EES	8,282	4,447	19,497	13,892
Total	33,812	40,935	96,046	105,160
Gross margin:
UAS	16,364	24,598	36,671	66,574
EES	2,987	2,027	6,780	7,607
Total	19,351	26,625	43,451	74,181
Selling, general and administrative	12,788	13,313	39,838	43,302
Research and development	7,988	8,247	25,105	27,975
(Loss) income from operations	(1,425)	5,065	(21,492)	2,904
Other income (expense):
Interest income, net	390	181	1,162	673
Other expense, net	(46)	(215)	(476)	(2,796)
(Loss) income before income taxes	$(1,081)	$5,031	$(20,806)	$781

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com